EXHIBIT A TO SCHEDULE 13G


                      THE ROYAL TRUST COMPANY


I, Jane E. Lawson, Senior Vice-President and the duly elected and acting Corporate Secretary of The Royal Trust Company, a corporation organized and existing under the laws of Canada (the "Corporation"), hereby certify that Nicolas W.R. Burbidge, Director, Corporate Compliance, is authorized to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on effect of this date.

      RESOLVED that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

      IN WITNESS HEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 20th day of February, 1998.


                                /s/ Jane E. Lawson
                              ---------------------------
                                Senior Vice-President
                                 and Corporate Secretary


[seal]